UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 1, 2013

CHYRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	001-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

--

Item 1.01   Entry into a Material Definitive Agreement.

On March 1, 2013, Chyron Corporation (the "Company") entered into a Seventh Loan Modification Agreement (the "Seventh Loan Modification Agreement") with Silicon Valley Bank ("SVB"). The Seventh Loan Modification Agreement modifies the Company's Loan and Security Agreement with SVB, dated June 19, 2008, as previously modified on April 16, 2009 (the "First Loan Modification Agreement"), on June 18, 2009 (the "Second Loan Modification Agreement"), on March 24, 2010 (the “Third Loan Modification Agreement”), on March 24, 2011 (the “Fourth Loan Modification Agreement”), on December 28, 2011 (the “Fifth Loan Modification Agreement”) and on August 13, 2012 (the “Sixth Loan Modification Agreement”) to (i) continue the term of the Loan and Security Agreement (as so modified, the "Agreement") through August 12, 2013, (ii) decrease the revolving line of credit (the “Revolving Line”) amount from $3,000,000 to $2,000,000, (iii)  replace the Tangible Net Worth covenant with a Maximum EBITDA Loss covenant, and (iv) reduce the available borrowings under the Revolving Line by the outstanding principal amount of the equipment term loan that had been authorized in the Sixth Loan Modification Agreement (“Term Loan”).

Under the Revolving Line, the Company may draw advances; secure outstanding letters of credit (including drawn but unreimbursed letters of credit); utilize the bank's cash management services, including merchant services, direct deposit of payroll, business credit card and check cashing services; and secure foreign exchange contracts, all in an amount not to exceed the lesser of $2,000,000 or an amount equal to 80% of eligible accounts receivable of the Company, as determined under the Agreement, before reducing such amount by the outstanding principal amount, if any, under the Term Loan. Interest on advances under the Revolving Line shall accrue at a floating annual rate equal to the Silicon Valley Bank prime rate plus 1.75%, which interest is payable monthly. The Revolving Line terminates on August 12, 2013, when any advances, unpaid interest thereon and all other obligations relating to the Revolving Line are due and payable.

Prior to entering into the Seventh Loan Modification Agreement, the Company had been permitted to draw under the Term Loan one or more advances of up to a total of $1,000,000, with each individual advance required to be a minimum of $250,000, until December 31, 2012.  However, this end date was not extended under the Seventh Loan Modification Agreement.  During the fourth quarter of 2012, the Company took advances totaling $700 thousand under the Term Loan.  Interest on the advances under the Term Loan accrue at a floating annual rate equal to the Silicon Valley Bank prime rate plus 2.25%, which interest is payable monthly.  Principal and interest payments commenced in the month following the advances, with monthly repayments to be made for thirty (30) consecutive months.

Borrowings under the Revolving Line and Term Loan are secured by a lien on all assets of the Company, excluding: (i) intellectual property, which the Company has agreed to not pledge to any other party except for certain permitted licensing arrangements; and (ii) any equipment whose purchase is financed by any other lender or lessor, solely to the extent the security agreement with such lender or lessor prohibits junior liens on such equipment, and only until the lien held by such lender or lessor is terminated or released with respect to such equipment.

--

The Agreement requires that the Company comply with two financial covenants. Under the first covenant, the Company must maintain an "adjusted quick ratio" of at least 1.2 to 1.0, to be tested as of the last day of each month. The "adjusted quick ratio," as defined in the Agreement, is a measure of the Company's (x) unrestricted cash plus net accounts receivable, divided by (y) current liabilities minus deferred revenue, where current liabilities are all liabilities that mature within one year plus all obligations and liabilities of the Company to SVB, without duplication. If the adjusted quick ratio falls below 1.5 to 1.0, then Company accounts receivable collections received in the Company’s lock box account at SVB may, at its discretion, be applied to repayment of any amounts outstanding under the Revolving Line until such time as the adjusted quick ratio is again at or above 1.5 to 1.0.  Under the second covenant, the Company cannot have an EBITDA Loss of more than a certain amount for each quarter ending in fiscal 2013.  In addition to these financial covenants, the Agreement requires the Company to comply with various affirmative and negative financial and other covenants, including but not limited to restrictions on additional indebtedness, additional liens and sales of assets, and dividends, distributions or repurchases of common stock. Failure to comply with those covenants, or the occurrence of various events of default under the Agreement, may result in the acceleration of the Company's debt, if any, thereunder.  As of the effective date of the Seventh Loan Modification Agreement, the Company had approximately $812 thousand available under the Revolving Line as a result of borrowing under the Term Loan. But no amounts were owed by the Company under the Revolving Line.

The Company intends to file the Seventh Loan Modification Agreement in connection with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and certain portions of this agreement will be omitted pursuant to a Confidential Treatment Request that the Company expects to file with the Securities and Exchange Commission at the time of filing of such Quarterly Report.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information disclosed above in Item 1.01 "Entry into a Material Definitive Agreement" is hereby incorporated herein by reference.

--

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: March 6, 2013